Exhibit 6.2

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (the “Agreement”) is made as of this 31st day of August 2023 (being, the “Effective Date”), by and between AUDACY ATLAS, LLC, a Delaware limited liability company (“Seller”), and JMJT ROOSEVELT 2 LLC, an Arizona limited liability company (“Purchaser”).

ARTICLE I

Sale of Property

1.1 Sale of Property. Seller hereby agrees to sell and Purchaser agrees to purchase all of Seller’s right, title and interest in and to, the following:

1.1.1 Land and Improvements. Approximately 46,124 square feet of real property located in Phoenix, Arizona, commonly known as 840 N. Central Avenue, Phoenix, Arizona (Tax Parcel Numbers 111-40-064, 111-40-066, 111-40-068, 111-40-069B, 111-40-067C, 111-40-065B, ###-##-####C, and 111-40-070) and depicted and described on Exhibit A attached hereto (the “Land”), together with Seller’s interest in all improvements located on the Land (including an approximately 23,120 square foot building) excluding the Excluded Assets (the “Improvements,” the Land and the Improvements are sometimes collectively referred to herein as the “Real Property”); and

1.1.2 Intangible Property. All guarantees, licenses, approvals, certificates, permits and warranties relating to the Real Property, to the extent assignable and excluding the Excluded Assets (collectively, the “Intangible Property”). (The Real Property and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”). Notwithstanding the foregoing, Seller’s business licenses, FCC permits for communications and rights connected with the operation of Seller’s business from the Property shall not be conveyed to Purchaser and shall be deemed Excluded Assets hereunder. It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, existing insurance claims and any existing claims against previous occupants of the Property, which claims shall be reserved by Seller and are deemed Excluded Assets hereunder.

1.2 Excluded Assets. The Property being transferred hereunder shall not include the personal property and equipment listed in Exhibit G attached hereto or deemed Excluded Assets in Section 1.1.2 above (the “Excluded Assets”).

ARTICLE II

Purchase Price

2.1 Purchase Price. The purchase price for the Property shall be TEN MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($10,500,000.00), plus or minus pro-rations and other adjustments as herein set forth, (the “Purchase Price”), which shall be payable by Purchaser to Seller on the Closing Date.

ARTICLE III

Deposit

3.1 Deposit. Within three (3) business days following the Effective Date of this Agreement, Purchaser shall deposit an earnest money deposit of TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($200,000.00) (the “Deposit”) with Old Republic National Commercial Services, located at 226 Airport Parkway, Suite 200, San Jose, California 95110, Attn: Kevin Melberg, kmelberg@ortc.com (the “Escrow Agent”), in a strict joint order escrow. If requested by Purchaser, the Deposit may be held in an interest-bearing escrow account by Escrow Agent.

3.2 Application of Deposit. If the Closing occurs, the Deposit shall be paid to Seller and credited against the Purchase Price at Closing. If the Closing does not occur in accordance with the terms hereof, the Deposit shall be held and delivered as hereinafter provided.

ARTICLE IV

Purchaser’s Right of Inspection; Feasibility Period

4.1 Right to Evaluate. Purchaser’s due diligence review of the Property shall commence upon the Effective Date and continue until 5:00 p.m. Mountain Standard Time on the ninetieth (90th) day following the Effective Date (the “Feasibility Period”). During the Feasibility Period, Purchaser and its agents shall have the right during business hours (with not less than two business days’ prior notice to Seller which notice may be given by email or telephone to each of Dave Pugh (david.pugh@audacy.com cell 415-971-3001) and Frank Magarelli (frank.magarelli@audacy.com cell 480-797-1033), at Purchaser’s sole cost and expense and at Purchaser’s and its agents’ sole risk, at reasonable times during normal business hours agreed upon by Seller and Purchaser, as long as such work or access will not result in any disruption to Seller’s radio broadcast business and operations from the Property and can be done safely and without potential damage to the radio station equipment or property, to (i) perform inspections and tests of the Property and (ii) to perform such other analyses, inquiries and investigations as Purchaser shall deem necessary or appropriate, including pursuing any necessary entitlements for its use of the Property; provided, however, that in no event shall (x) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Property, or (y) Purchaser or its agents or representatives conduct any invasive physical testing, drilling, boring, sampling or removal of, on or through the surface of the Property (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”) without providing Seller with a specific plan for such testing at least two (2) business days’ prior to conducting such invasive testing. Seller agrees that it shall, at no cost or expense to Seller, reasonably cooperate with Purchaser in such regard, including executing and delivering such customary applications and other documents which are required, provided that no entitlement, change in zoning classification or permitted use of the Property shall be effective until Purchaser’s acquisition of the Property unless otherwise agreed in writing by Seller. By way of example, but in no way in limitation, in connection with any Physical Testing, Seller may require that: (i) any staking of the Property lines shall be no deeper than 2 inches; (ii) Purchaser shall provide Seller the exact location of where such samples would be taken; (iii) any boring holes must be backfilled with a bentonite-based grout and topped with the drill cuttings from the native soil and finished seamlessly with the same ground level finish as is currently in place (i.e. asphalt, concrete, etc..); (iv) prior to any soil borings, Seller must approve the exact locations of such borings provided that Purchaser shall be responsible to repair of any damage caused by the Physical Testing, even if Seller approves the location of the Physical Testing; and (v) Purchaser shall promptly provide Seller with a copy of any final geo-tech report and/or other similar studies, and no findings from the same may be disclosed to any third parties other than Purchaser’s agents until Seller has had a reasonable opportunity to review.

In no event shall Seller be obligated as a condition of this transaction to repair or remediate any items identified by Purchaser as a result of its inspections and tests. After making such tests and inspections, Purchaser shall (1) promptly pay when due the costs of all Physical Testing; (2) not permit any liens to attach to the Property; (3) restore the improvements and the surface of the Property to the condition in which the same were found immediately prior to any Physical Testing, and any restoration plans must be approved by Seller in writing; and (4) except as may be required by law, not reveal or disclose any non-public information obtained concerning the Property to anyone outside Purchaser’s organization other than its agents, lenders, investors, attorneys, consultants and representatives who need to know such information to assist Purchaser with the consummation of this transaction (such obligations shall survive any termination of this Agreement). Prior to Purchaser entering the Property to conduct the inspections and tests described above, Purchaser shall deliver to Seller evidence of commercial general liability insurance, with Seller as an additional insured, which insurance policies must have limits for bodily injury and death of not less than One Million Dollars ($1,000,000) for any one occurrence and not less than Two Million Dollars ($2,000,000) for all occurrences. Purchaser and all contractors that enter the Property shall also provide evidence of workers compensation insurance in accordance with state law. Notwithstanding the foregoing, to the extent of any Physical Testing at the Property, Purchaser and its contractors shall also carry an umbrella policy of $5,000,000 and Seller and Affiliates of Seller shall be named additional insureds on such umbrella policy. Seller shall have the right, in its discretion, to accompany Purchaser and its agents in all on-site investigations and Purchaser shall give Seller two business days’ prior notice of any such inspections.

4.2 Inspection Obligations and Indemnity. Purchaser and its agents and representatives shall: (a) not disturb or interfere with the use of the Real Property, including without limitation, broadcasting activities; (b) not interfere with the operation of the Real Property; (c) not damage any part of the Property; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any employee or invitee; (e) promptly pay when due the costs of all investigations; (f) not permit any liens to attach to the Property; (g) restore the Improvements and the surface of the Real Property to the condition in which the same were found; and (h) except as may be required by law, not reveal or disclose any information obtained during the Feasibility Period concerning the Property to anyone outside Purchaser’s organization other than its agents, lenders, investors, attorneys, consultants and representatives who need to know such information to assist Purchaser with the consummation of this transaction. Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Property and any permitted Physical Testing. Purchaser acknowledges and confirms its understanding that the Property is used for broadcasting and that Purchaser is not permitted to create any sounds, interruptions or vibrations which may interfere with broadcasting activities.

Purchaser shall, and does hereby agree to protect, indemnify, defend and hold Seller, its members, officers, directors, employees, agents, attorneys and their respective successors and assigns, and Seller’s tenants, management company and any lender harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Property. Purchaser’s obligations pursuant to this Section 4.2 shall survive the Closing and/or any termination of this Agreement. Notwithstanding the foregoing, Purchaser shall have no liability with respect to, and Purchaser’s indemnification obligation shall not apply to, (a) the mere discovery of any pre-existing conditions at the Property, or (b) any liability, loss, cost, expense, damage or injury to the extent arising out of or resulting from the negligence or willful misconduct of Seller, its agents, employees, contractors or consultants.

4.3 Seller Deliveries. Seller, at its sole cost and expense, has delivered to Purchaser all of the items specified on Exhibit B attached hereto (the “Documents”) that are in Seller’s possession. Seller makes no representation or warranty of any kind regarding the accuracy, thoroughness or completeness of the Documents or the conclusions that might be drawn therefrom. In addition to items specified on Exhibit B, Seller, to Seller’s knowledge, shall disclose any known modifications or changes to the documents since the date thereof in Exhibit B.

4.4 Termination Right. In the event that Purchaser determines that it does not desire to acquire the Property for any reason or no reason prior to the expiration of the Feasibility Period, then Purchaser shall provide written notice to Seller on or before the end of the Feasibility Period, and, subject to the Surviving Termination Obligations (as defined in Section 15.11 herein), this Agreement shall terminate. The Deposit shall be delivered to Purchaser and thereupon neither party shall have any further rights or obligations hereunder. If Purchaser shall fail to timely notify Seller in writing of its election to terminate this Agreement on or before the expiration of the Feasibility Period, Purchaser’s termination right shall be deemed waived and of no further force or effect and the Deposit shall become non-refundable unless a Seller Default beyond applicable notice and cure periods occurs.

ARTICLE V

Title and Survey Matters

5.1 Title and Survey. Seller has delivered to Purchaser a title commitment dated July 11, 2023 (the “Title Commitment”) issued by Old Republic Title Agency (the “Title Company”). Seller has also provided to Purchaser a copy of its existing survey dated July 20, 2000 from Seller’s acquisition of the Property (the “Survey”) and Purchaser, may, to the extent required by the Title Company, at its sole cost and expense, prior to expiration of the Feasibility Period, have the Survey updated to a current date (it being understood by Purchaser that if it fails to cause an update to be completed, then Seller shall have no obligation to deliver coverage over any survey matters raised in the Title Commitment). The Title Commitment shall be in the amount of the Purchase Price and shall be a commitment to issue a standard policy of fee title insurance with respect to the Real Property.

Purchaser shall have until ten (10) business days after the Effective Date (the “Title Objection Period”), to give Seller written notice (the “Title Objection Notice”) as to what exceptions to title, if any, Purchaser will not accept in Purchaser’s sole and absolute discretion (“Title Objections”). Seller shall have five (5) business days after receipt of Purchaser’s Title Objections to give Purchaser written notice: (i) that it shall take such actions as may be reasonably necessary to remove, cure or insure around all of the Title Objections prior to Closing (the “Seller Cure Period”); or (ii) that Seller elects not to cause all or some of such Title Objections to be removed. If Seller gives Purchaser notice under clause (ii), or if Seller gives Purchaser notice under clause (i) but fails to remove, cure or otherwise insure around all of the Title Objections prior to the Closing, then Purchaser shall have five (5) business days after (x) the expiration of the Seller Cure Period if Seller gives Purchase notice under clause (i), and (y) the Closing if under clause (ii), to give written notice to Seller electing to either (1) proceed with the purchase of the Property subject to such Title Objections, or (2) terminate this Agreement, in which case Purchaser shall promptly receive a return of the Deposit, and if Purchaser fails to provide such notice, Purchaser shall conclusively be deemed to have elected option (1) above. All matters revealed by the Title Commitment and/or Survey which are not timely objected to or which are timely objected to but subsequently waived in writing by Purchaser are referred to individually herein as a “Permitted Exception.” Notwithstanding any other provision of this Agreement or any objection by Purchaser, the Permitted Exceptions shall include (a) all non-delinquent property taxes and assessments and (b) all matters created by or on behalf of Purchaser. Title to the Real Property shall be transferred to Purchaser subject to the Permitted Exceptions. Notwithstanding the foregoing, any new title information received by Seller or Purchaser after the expiration of the Title Objection Period or Seller’s Cure Period, as applicable, from a supplemental title report or other source which is not the result of the acts or omissions of Purchaser or its agents, contractors or invitees (each a “New Title Matter”) shall be subject to the same procedure provided in this Section 5.1 (and the Closing Date shall be extended commensurately if the Closing would have occurred but for those procedures being implemented for a New Title Matter but in no event shall the closing be extended beyond December 10, 2023). The Closing shall be delayed as needed to accommodate such additional time periods or as otherwise needed for purposes of this Section; provided, however, but in no event shall the closing be extended beyond December 10, 2023.

ARTICLE VI

Closing, Prorations and Closing Costs

6.1 Closing. The closing of the sale of the Property (the “Closing”) shall occur on the earlier of (X) one hundred twentieth (120th) day after the Effective Date or (Y) December 10, 2023 (the “Closing Date”). The Closing shall be a New York style closing and shall take place remotely through the Escrow Agent. Purchaser may extend the Closing Date for an additional period of five (5) days, but in no event may Purchaser extend the Closing Date beyond December 10, 2023, by: (i) delivering written notice to Seller at least thirty (30) days prior to the anticipated Closing Date; and (ii) depositing an additional ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) with Escrow Agent which shall be non-refundable but applicable to the Purchase Price at Closing. As used herein, the term “Deposit” shall include the original deposit of $200,000.00 and the additional deposit $100,000.00 made in connection with such extension of the Closing Date.

6.2 Prorations. No prorations of taxes, assessments, utilities and the like shall be made in connection with the Closing. Payment of such items is addressed in the attached Lease Agreement.

6.3 Closing and other Costs. Seller shall pay (a) the cost of a standard ALTA Title Policy (as defined in Section 10.2.2); (b) one-half of all escrow fees and costs; (c) Seller’s share of prorations; and (d) recording release fees for any monetary liens encumbering the Real Property as of the Closing Date. Purchaser shall pay (i) any document recording charges for the deed; (ii) one-half of all escrow fees and costs; (iii) Purchaser’s share of prorations; (iv) the cost of extended title insurance coverage and any title endorsements requested by Purchaser; and (v) the cost of updating the Survey.

ARTICLE VII

Representations and Warranties of Seller

7.1 Seller’s Representations. Seller represents and warrants that the following matters are true and correct as of the Effective Date with respect to the Property:

7.1.1 Ownership. Seller represents and warrants to Purchaser that Seller is the fee simple title owner of the Property with title to the Real Property subject to the Permitted Exceptions.

7.1.2 Authority. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and authorized to conduct business in the state of Arizona. This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject. All documents to be executed by Seller which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Seller, (ii) be legal, valid and binding obligations of Seller, and (iii) not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.

7.1.3 Foreign Person. Seller is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code, and Seller agrees to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.4 Leases. There are no current leases affecting the Property, other than a verbal agreement for after-hours parking with a local business, which will be terminated by Seller prior to the Closing.

7.1.5 Litigation. Seller has received no written notice of any lawsuits pending or threatened as of the Effective Date, against or relating to Seller’s interest in the Property.

7.1.6 Violations. Other than as disclosed on Exhibit C attached hereto, Seller has received no written notice of any violations issued by a governmental authority having jurisdiction over the Property which violation has not been corrected.

7.1.7 Hazardous Materials. Seller has not received any written notice of any violation of any Environmental Laws (as herein defined) which has not been cured.

7.1.8 Condemnation. Seller has not received from any governmental authority any written notice of any condemnation of the Property.

7.1.9 Terrorist Organization Lists. Seller is not acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Seller is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person.

7.2 Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to Seller’s knowledge” or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only of Carmela Masi, VP/Real Estate, John Kennedy, SVP/Technical Operations and David Pugh, SVP/Market Manager and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate. Purchaser agrees that no personal liability may be asserted against Carmela Masi, John Kennedy, or David Pugh.

7.3 Change in Representation/Waiver. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation made by Seller in this Article VII to the extent that, prior to or at Closing, Purchaser shall have actual knowledge of any information that was contradictory to such representation or warranty. If Purchaser determines prior to Closing that there is a material breach of any of the representations and warranties made by Seller above or learns of any pending legal proceedings or administrative actions or any violations of existing laws, ordinances, regulations and building codes affecting the Property which would otherwise enable Purchaser to terminate this Agreement in accordance with its terms, then Purchaser may, at its option, by sending to Seller written notice of its election, either (i) terminate this Agreement or (ii) waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price, and Seller shall have no further liability as to such matter thereafter. In the event Purchaser terminates this Agreement for the reasons set forth above, the Deposit shall be promptly refunded to Purchaser and neither Purchaser nor Seller shall thereafter have any other rights or remedies hereunder other than under Section 15.11 hereof. In furtherance thereof, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (or as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.4 Survival. The express representations and warranties made in this Article VII shall not merge into any instrument or conveyance delivered at the Closing; but shall survive the Closing for a period of one hundred eighty (180) days (the “Survival Period”). Purchaser shall have the right to bring an action against Seller on the breach of a representation or warranty hereunder so long as Purchaser files such action within the Survival Period. The provisions of this Section 7.4 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article XIII. In no event shall Purchaser be entitled to collect incidental, consequential or special damages from Seller.

ARTICLE VIII

Representations and Warranties of Purchaser

8.1 Purchaser’s Representations. Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date and as of the Closing.

8.1.1 Authority. This Agreement is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject. All documents to be executed by Purchaser which are to be delivered at Closing, at the time of Closing will be duly authorized, executed and delivered by Purchaser, and will be the legal, valid and binding obligations of Purchaser, and at the time of Closing will not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2 Terrorist Organization Lists. Purchaser is not acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Purchaser is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person.

8.2 AS-IS. PURCHASER IS PURCHASING THE PROPERTY ON ITS OWN INSPECTION AND EXAMINATION THEREOF, IN AN “AS IS” PHYSICAL CONDITION AND IN AN “AS IS” STATE OF REPAIR, AND EXCEPT AS EXPRESSLY CONTAINED IN THE SPECIAL WARRANTY DEED TO BE DELIVERED AT THE CLOSING AND SELLER’S REPRESENTATIONS (AS SET FORTH IN SECTION 7.1 HEREOF), PURCHASER HEREBY WAIVES, AND SELLER DISCLAIMS ALL WARRANTIES OF ANY TYPE OR KIND WHATSOEVER WITH RESPECT TO THE PROPERTY, WHETHER EXPRESS OR IMPLIED, DIRECT OR INDIRECT, ORAL OR WRITTEN, INCLUDING, BY WAY OF DESCRIPTION, BUT NOT LIMITATION, THOSE OF HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND USE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE PROVIDED IN SELLER’S REPRESENTATIONS (AS SET FORTH IN SECTION 7.1 HEREOF), SELLER MAKES NO REPRESENTATIONS OR WARRANTIES CONCERNING, AND HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES CONCERNING: (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY; (II) ANY RESTRICTIONS RELATED TO DEVELOPMENT OF THE PROPERTY; (III) THE APPLICABILITY OF ANY GOVERNMENTAL REQUIREMENTS; (IV) THE SUITABILITY OF THE PROPERTY FOR ANY PURPOSE WHATSOEVER; (V) THE PRESENCE IN, ON, UNDER OR ABOUT THE PROPERTY OF ANY HAZARDOUS MATERIAL OR ANY OTHER CONDITION OF THE PROPERTY WHICH IS ACTIONABLE UNDER ANY ENVIRONMENTAL LAW; (VI) COMPLIANCE OF THE PROPERTY OR ANY OPERATION THEREON WITH THE LAWS, RULES, REGULATIONS OR ORDINANCES OF ANY APPLICABLE GOVERNMENTAL BODY; OR (VII) THE PRESENCE OR ABSENCE OF, OR THE POTENTIAL ADVERSE HEALTH, ECONOMIC OR OTHER EFFECTS ARISING FROM, ANY MAGNETIC, ELECTRICAL OR ELECTROMAGNETIC FIELDS OR OTHER CONDITIONS CAUSED BY OR EMANATING FROM ANY POWER LINES, TELEPHONE LINES, CABLES OR OTHER FACILITIES, OR ANY RELATED DEVICES OR APPURTENANCES, UPON OR IN THE VICINITY OF THE PROPERTY, IT BEING UNDERSTOOD THAT SELLER HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATIONS. PURSUANT TO SECTION 4.3, SELLER HAS PROVIDED A PROPERTY DISCLOSURE FORM ATTACHED HERETO AS EXHBIT G, WHICH IS IN ADDITION TO PURCHASER’S OWN INSPECTION AND EXAMINATION OF THE PROPERTY.

As used herein, “Hazardous Materials” shall mean, collectively, any chemical, material, substance or waste which is or hereafter becomes defined or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutant” or “contaminant,” or words of similar import, under any Environmental Law, and any other chemical, material, substance, or waste, exposure to, disposal of, or the release of which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority or otherwise poses an unacceptable risk to human health or the environment. As used herein, “Environmental Laws” shall mean all applicable local, state and federal environmental rules, regulations, statutes, laws and orders, as amended from time to time, including, but not limited to, all such rules, regulations, statutes, laws and orders regarding the storage, use and disposal of Hazardous Materials and regarding releases or threatened releases of Hazardous Materials to the environment. The provisions of this Section 8.2 shall survive the Closing and the delivery of the Deed to Purchaser.

8.3 Purchaser’s Release. Without limiting the provisions of Section 8.2 above, effective as of the Closing Date, Purchaser, on behalf of itself and its successors and assigns, waives its right to recover from, and forever releases and discharges, Seller, Affiliates of Seller, Seller’s property manager, the partners, members, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property, (ii) the condition of title to the Property, (iii) the presence on, under or about the Property of any Hazardous Material or regulated substance, or (iv) the Property’s compliance with any applicable federal, state or local law, rule or regulation. Excluded from the foregoing is any matter expressly warranted or represented in this Agreement by Seller.

8.4 Survival. The express representations and warranties made in this Article VIII shall not merge into any instrument or conveyance delivered at the Closing; but shall survive the Closing for the Survival Period. Seller shall have the right to bring an action against Purchaser on the breach of a representation or warranty hereunder so long as Seller files such action within the Survival Period. The provisions of this Section 8.4 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article XIII. In no event shall Seller be entitled to collect incidental, consequential or special damages from Purchaser.

ARTICLE IX

Seller Covenants

9.1 Operations. Seller shall, in accordance with its reasonable business practices, manage, maintain and operate the Property until Closing.

9.2 Maintain Insurance. Seller agrees to maintain in full force and effect until the Closing Date its existing insurance coverages (as of the Effective Date).

9.3 No Sales. Seller agrees that it shall not convey any interest in the Property to any third party other than an Affiliate of Seller. “Affiliate of Seller” shall mean an entity that directly or indirectly through one or more intermediaries’ controls, or is controlled by, or is under the common control with, Seller or its parent companies.

ARTICLE X

Closing Conditions.

10.1 Conditions to Obligations of Seller. The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date except to the extent that any of such conditions may be waived by Seller in writing at Closing.

10.1.1 Representations. All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

10.1.2 Deliveries. Purchaser shall have delivered to the Title Company all of the items required to be delivered by Purchaser pursuant to Section 11.1.

10.1.3 Lease Agreement. Purchaser shall have delivered to Seller duly executed counterparts of the Lease Agreement in the form attached hereto as Exhibit D.

10.1.4 Purchase Price. Seller shall have received the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for in this Agreement.

10.2 Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.2.1 No Suits. No suit or other proceeding shall be pending or threatened by any third party not affiliated with or acting at the request of Purchaser before any court or governmental authority seeking to restrain or prohibit or declare illegal, or recover damages against Purchaser or any Affiliate of Purchaser in connection with the transactions contemplated by this Agreement.

10.2.2 Title Policy. At the Closing, Purchaser shall receive a “marked up” policy (“Title Policy”) insuring Purchaser as the fee owner of the Property and subject to the Permitted Exceptions.

10.2.3 Possession of the Property. Delivery at Closing by Seller of possession of the Property, subject to the Permitted Exceptions.

10.2.4 Lease Agreement. Seller shall have delivered to Purchaser a counterpart of the Lease Agreement in the form attached hereto as Exhibit D executed by Tenant.

10.2.5 Representations. All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

ARTICLE XI

Closing

11.1 Purchaser’s Closing Obligations. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to the Title Company at Closing the following:

11.1.1 The Purchase Price, after all adjustments as herein provided.

11.1.2 The Bill of Sale, Assignment and Assumption in the form attached hereto as Exhibit E.

11.1.3 The Lease Agreement in the form attached hereto as Exhibit D.

11.1.4 A settlement statement signed by Purchaser.

11.1.5 Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.

11.1.6 Such affidavits as may be customarily and reasonably required by the Title Company.

11.1.7 An Affidavit of Property Value as required by law.

11.1.8 Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

11.2 Seller’s Closing Obligations. Seller, at its sole cost and expense, shall deliver or cause to be delivered to the Title Company at or prior to the Closing the following:

11.2.1 An original of the special warranty deed (the “Deed”) in the form attached hereto as Exhibit F, properly executed by Seller conveying to Purchaser the Land and Improvements in fee simple, subject only to the Permitted Exceptions.

11.2.2 The Bill of Sale, Assignment and Assumption in the form attached hereto as Exhibit E.

11.2.3 Evidence reasonably satisfactory to Purchaser and the Title Company that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so.

11.2.4 A certificate certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

11.2.5 A subordination, non-disturbance and attornment agreement in a form reasonably acceptable to Seller executed by an Affiliate of Seller, Audacy Arizona, LLC (“Tenant”), if required by any lender of Purchaser.

11.2.6 A settlement statement, signed by Seller.

11.2.7 An Owner’s Affidavit signed by Seller.

11.2.8 The Lease Agreement in the form attached hereto as Exhibit D.

11.2.9 The following items, to the extent in Seller’s possession: (i) copies of all keys for the Improvements and (ii) the originals (or copies where originals are not available) of any licenses and permits for the Improvements.

11.2.10 An Affidavit of Property Value as required by law.

11.2.11 Mutually agreed upon closing escrow instructions and such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

ARTICLE XII

Risk of Loss.

12.1 Condemnation and Casualty. If, prior to the Closing Date, all or any portion of the Property is taken by condemnation or eminent domain, or is the subject of a pending or threatened taking which has not been consummated, or is destroyed or damaged by fire or other casualty and such damages exceed $500,000.00, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof. Upon receipt of such notice, Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than 15 days after receipt of Seller’s notice, or the Closing Date, whichever is earlier. If this Agreement is terminated, the Deposit shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Surviving Termination Obligations. If this Agreement is not terminated, Seller shall not be obligated to repair any damage or destruction but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds (plus the applicable deductible) or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price.

ARTICLE XIII

Default

13.1 Default by Seller. In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Seller, Purchaser may elect, as the sole and exclusive remedies of Purchaser, to either (i) terminate this Agreement and receive the Deposit from the Escrow Agent, in such event Seller shall not have any liability whatsoever to Purchaser except to reimburse Purchaser for its documented out of pocket expenses (with verifiable third party receipts) for the due diligence performed by Purchaser directly related to this Property and the negotiation of this Agreement, not to exceed $75,000.00; or (ii) if specific performance is available, enforce specific performance of this Agreement of the obligations of Seller hereunder. The provisions of this Section 13.1 shall survive the Closing or earlier termination of this Agreement.

13.2 Default by Purchaser. In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of any default of Purchaser, then, as Seller’s sole and exclusive remedy for such default, the Deposit shall be paid to Seller as fixed and full liquidated damages, and Seller hereby agrees that Purchaser shall have no further liability hereunder or by reason of Purchaser’s breach hereof, except with respect to the Surviving Termination Obligations. Purchaser and Seller recognize that it would be difficult to ascertain the actual damages suffered by Seller as a result of such failure to close, it being specifically acknowledged and agreed by Seller and Purchaser that such liquidated damages are reasonable. Notwithstanding the foregoing, nothing contained herein shall limit Seller’s remedies at law or in equity as to Purchaser’s obligations under the Surviving Termination Obligations, including Purchaser’s indemnity and restoration obligations under Sections 4.1 and 4.2 of this Agreement. The provisions of this Section 13.2 shall survive the Closing or earlier termination of this Agreement.

13.3 Failure of a Closing Condition. Failure of any closing condition listed in Article X shall not be deemed a default unless such failure was caused by the act or omission of Seller or Purchaser, as the case may be, with the intent to cause the termination of this Agreement (an “Intentional Termination”). The sole remedy of Seller or Purchaser for failure of a closing condition of the other party that results in such other party refusing or failing to close on the Closing Date that is not an Intentional Termination shall be to terminate this Agreement upon delivery of written notice of such termination to the party that fails or refuses to close and the Deposit shall be delivered to Purchaser.

13.4 Notice and Failure to Cure. Before a default can be declared, the non-defaulting party must notify the defaulting party in writing of the default with the defaulting party failing to cure the default within three (3) days after receipt of the default (provided however, such cure period shall limited to one (1) business day for failure to close the transaction on the scheduled Closing Date).

13.5 Post-Closing Remedies. After Closing, Seller and Purchaser shall have such rights and remedies as are available at law or in equity in regard to any provision of this Agreement that expressly survives Closing. Neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages in regard to any such matter.

ARTICLE XIV

Brokers

14.1 Brokers. Purchaser and Seller represent and warrant to the other that they have not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby other than OX Urban Properties., whose compensation shall be the responsibility of Seller pursuant to a separate written agreement. Each party hereby agrees to indemnify, defend, and hold the other harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by reason of any breach or inaccuracy of its representations and warranties contained in this Article XIV. The provisions of this Article XIV shall survive the Closing or earlier termination of this Agreement.

ARTICLE XV

Miscellaneous

15.1 Notices. Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefor, by facsimile delivery, by e-mail, by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof in writing) (the date of such notice shall be the date of actual delivery to the recipient thereof):

To Seller:	Audacy Atlas, LLC
2400 Market Street, 4th Floor
Philadelphia, Pennsylvania 19103
Attention: Real Estate - Phoenix
Email: carmela.masi@audacy.com

With a copy to:	Linsey N. Cohen
Gould & Ratner
222 North LaSalle Suite 300
Chicago, Illinois 60601
Phone No: (312) 236-3003
Facsimile: (312) 236-3241
Email: lcohen@gouldratner.com

To Purchaser:	JMJT Roosevelt 2 LLC
829 N 1st. Avenue Suite 201
Phoenix, Arizona 85003
Attention: Jordan Taylor
Email: jordan@intersectiondev.com

With a copy to:	Law Office of Kristin Henry, PC
111 East Dunlap Avenue, Suite 1-229
Phoenix, Arizona 85020
Attention: Kristin Henry
Email: kristin@khenrylaw.com

Notice from a party’s attorney shall be deemed notice from such party and notice to a party’s attorney shall be deemed notice to such party.

15.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Arizona, without regard to the conflict of laws principles thereof.

15.3 Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

15.4 Non-Disclosure/Confidentiality. From and after the date of this Agreement, Seller will provide Purchaser with access to certain documents and information (including, without limitation, verbal information) related to the Property, including, without limitation, surveys, title reports, and environmental reports (“Property Information & Documents”). Subject to the requirements of applicable law, all non-public information that is included and disclosed in the Property Information & Documents shall be confidential and shall not be disclosed to any other person or entity, except Purchaser’s agents who have a need-to know for the purpose of evaluating the transaction contemplated by this Agreement and whom Purchaser shall have informed of the confidential nature of such information and for whom Purchaser shall be liable and responsible to Seller for any breach of this confidentiality obligation by any of its Purchaser’s agents. Seller and Purchaser agree not to disclose the economic terms or identify the Seller or Purchaser to any other parties other than as follows: (i) as required by law, court order, or any applicable stock exchange or the SEC, (b) to their directors, officers, employees, lawyers, consultants, auditors, advisors, lenders, investors, brokers, agents and representatives or affiliated companies or to any entity which may acquire Seller or Purchaser or any of their respective affiliated companies or Phoenix assets so long as the foregoing are informed of and agree to keep such information confidential; or (iii) written permission is secured from Seller or Purchaser, as applicable. Notwithstanding the foregoing, Purchaser acknowledges and agrees that, Seller shall have the right to publicly disclose (verbally or in required governmental filings but not through any form of press release) that it has entered into an agreement to sell the Property for a purchase price of approximately $10,000,000.00 and a fourth (4th) quarter 2023 closing. Seller acknowledges and agrees that Purchaser shall have the right to publicly disclose its intent to develop an Atari Hotel on the Property.

15.5 Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.

15.6 Counterpart Copies; Electronic Signature & Exchange. This Agreement may be executed in two or more counterpart copies (including electronically mailed PDFs), all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement. The parties hereto consent and agree that this Agreement may be signed and/or transmitted by e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

15.7 Assignment. Purchaser shall not have the right to assign the Agreement without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided that Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of any such assignment. Notwithstanding anything to the contrary stated above, Purchaser shall be permitted to assign this Agreement without Seller’s consent to any Affiliate of Purchaser (as defined below) of Purchaser, provided that, (i) assignee assumes Purchaser’s obligations under this Agreement pursuant to a written agreement in form and substance reasonably acceptable to Seller and (ii) Seller receives a copy of such assignment and assumption agreement on or before three (3) business days after the execution thereof (and in no event less than ten (10) business days prior to Closing) and assignee reaffirms all of the representations and warranties of Purchaser herein and Purchaser shall remain liable for, and shall not be released from the obligations herein. Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement. For purposes of this Section 15.7, “Affiliate of Purchaser” shall mean an entity that directly or indirectly through one or more intermediaries’ controls, or is controlled by, or is under the common control with, Purchaser or its parent companies. For the sake of clarity, prior to the Closing, Purchaser may assign the Agreement to a Delaware entity with a legal name to be determined, which entity shall be an Affiliate of Purchaser. Closing may not occur under the entity “JMJT Roosevelt 2 LLC”.

15.8 Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

15.9 Entire Agreement. This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

15.10 Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15.11 Survival. Except as otherwise specifically provided for in Sections 4.1, 4.2, Articles VII, VIII, XIII and XIV and Section 15.14 (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

15.12 Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

15.13 Limitation of Liability. The obligations of Seller are binding only on Seller and Seller’s interest in the Property and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the members, partners, officers, directors, shareholders or beneficiaries of Seller, or of any members, partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller’s employees or agents. Any liability of Seller hereunder and under the documents executed and delivered by Seller at Closing shall be expressly limited as set forth in Sections 7.3, 8.2, 8.3 and 13.1 of this Agreement. Except for the indemnity obligations of Purchaser provided in Section 4.2 of this Agreement which shall not be limited, any liability of Purchaser hereunder and under the documents executed and delivered by Purchaser at Closing shall be expressly limited as set forth in Section 13.2 of this Agreement. All documents to be executed by the respective parties shall also contain the respective foregoing exculpations.

15.14 Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment shall pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 15.14 shall survive Closing or any earlier termination of this Agreement.

ARTICLE XVI

Tax Deferred Exchange

This Agreement may be assigned by Seller or Purchaser to a qualified exchange intermediary(ies) in order for Seller, Purchaser and/or their members or the partners of the members to effect an IRS Section 1031 tax deferred exchange (the “Exchange”). In the event such an assignment is made, the other party agrees to promptly execute a customary consent or acknowledgment of such assignment in connection therewith, as the qualified intermediary (ies) may reasonably request. In the case of an assignment by Seller, Purchaser agrees to accept title to the Premises and other closing deliveries from the assignee. In the case of an assignment by Purchaser, Seller agrees to deliver the deed to the Premises and other closing documents to such assignee, the assigning party shall bear all costs with respect to its assignment/exchange transaction. There shall be no liability by the non-assigning party to the assigning party with respect to any Internal Revenue Service disapproval or disallowance of the assigning party’s assignment/exchange transaction.

{Signatures on following pages}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

SELLER:

AUDACY ATLAS, LLC,
a Delaware limited liability company

By:	/s/ Carmela Masi
Its:	VP Sr. Counsel
Carmela Masi

PURCHASER:

JMJT ROOSEVELT 2 LLC,
an Arizona limited liability company

By:	/s/ Jordan Taylor
Its:	Manager
Jordan Taylor

EXHIBIT A

LEGAL DESCRIPTION & DEPICTION OF THE LAND

Legal Description

Depiction

Land parcels are outlined below in red bubble outline, subject to the exception described in the legal description on the preceding pages.

EXHIBIT B

DOCUMENTS

Copies of all of the following have been made available to Purchaser prior to the Effective Date:

1.	COMPLIANCE MATTERS

a.	Notice of Ordinance Violation dated 8/23/2021 to Entercom Arizona, LLC

b.	Notice of Ordinance Violation dated 5/1/2023 to Audacy Arizona, LLC

c.	Email about Correction of Notice of Ordinance Violation from the City of Phoenix dated 5/25/2023 to Liz Jamison

2.	ENVIRONMENTAL

a.	Phase I Environmental Site Assessment Report dated June 2000 prepared by Leader Environmental, Inc. for Linda D. Kelley, Assistant General Counsel, CBS Corporation, Law Department

b.	Asbestos Survey Report dated February 28, 2019 prepared by Arizona Environmental Consulting & IAQ for Entercom

c.	ADEQ Leaking Underground Storage Tank (LUST) Database Search Results dated June 2, 2023 showing closure of LUST status at 840 N Central Ave

3.	INCOME LEASES

a.	Master License Agreement dated 8/24/22

b.	First Amendment to Master License Agreement dated 11/3/22

c.	Second Amendment to Master License Agreement dated 6/27/23

4.	MISCELLANEOUS

a.	Old Mortgages

i.	Deed of Release and Full Reconveyance dated July 2000

b.	Info & Photos

i.	Word document noting Verbal Parking Agreement with neighborhood bars and restaurants

ii.	Real Estate Information Questionnaire – Owned Real Property prepared by Paul Donovan

iii.	Real Estate Information Questionnaire – Owned Real Property – Locations with Buildings prepared by Paul Donovan

iv.	Phoenix Property Map dated 8/12/2017

v.	Four (4) interior pictures of the office/studio building located at 840 N Central Ave.

vi.	Four (4) exterior pictures of the office/studio building located at 840 N Central Ave.

c.	Assignments & Chain to Corporate Title

i.	State of Delaware Office of the Secretary of State Certification of Merger of Chancellor Radio Broadcasting Company with and into Evergreen Media Corporation of Los Angeles under the name of Chancellor Media Corporation of Los Angeles dated September 5, 1997

B-1

ii.	State of Delaware Office of the Secretary of State Certification of Merger of Capstar Radio Broadcasting Partners, Inc., Chancellor Media Corporation of Los Angeles, and SBI Holding Corporation with and into AMFM Operating Inc. dated November 19, 1999

iii.	Certificate of Merger Merging Chancellor Media Corporation of Los Angeles, Capstar Radio Broadcasting Partners, Inc., and SBI Holding Corporation into Capstar Communications, Inc. dated November 19, 1999

iv.	State of Delaware Office of the Secretary of State Certification of name change from CBS Radio Inc. to Infinity Radio Inc. dated August 29, 2000

v.	State of Delaware Office of the Secretary of State Certification of name change from Infinity Radio Inc. to CBS Radio Stations Inc. dated February 6, 2006

vi.	Affidavit and Chain of Title for AMFM Operating Inc. for 840 N Central Ave dated July 17, 2000

vii.	State of Delaware Office of the Secretary of State Certification of merger of CBS Radio Holdings, Inc. with and into CBS Radio Stations Inc. dated October 29, 2012

viii.	State of Delaware Office of the Secretary of State Certification of name change from Infinity Radio Inc. to CBS Radio Stations Inc. dated February 6, 2006 (duplicate of v above)

ix.	State of Delaware Office of the Secretary of State Certification of name change from CBS Radio Inc. to Infinity Radio Inc. dated August 29, 2000 (duplicate of iv above)

5.	SURVEYS-PLANS

a.	ALTA/ACSM Land Title Survey for KZON Radio Station located at Central Avenue and Roosevelt Street dated July 24, 2000 prepared by Hook Engineering Inc.

6.	TITLE DOCUMENTS

a.	Title Policy

i.	Owner’s Policy - Chicago Title Insurance Company dated October 5, 2000

ii.	Owner’s Affidavit from AMFM Houston, Inc. dated August 2000

b.	Easement-ROW

i.	Warranty Deed for Right of Way between CBS Radio Stations, Inc. and the City of Phoenix dated March 8, 2006

ii.	Email about Light Rail Deed/ROW question from Liz Jamison to Carmela Masi dated October 13, 2022

iii.	Irrevocable Right of Entry Agreement dated November 21, 2005 between Infinity Radio Inc. and the City of Phoenix

c.	Deed

i.	Quitclaim Deed dated March 8, 2021 between Entercom Operations, Inc. (Grantor) and Entercom Arizona, LLC (Grantee)

ii.	Corrective Special Warranty Deed dated October 13, 2022 between Audacy Operations Inc. (Grantor) and Audacy Arizona, LLC (Grantee)

iii.	Warranty Deed dated August 24, 2000 between AMFM Houston, Inc. (Grantor) and CBS Radio Inc.

iv.	Purchase Agreement: In-House Partial Acquisition between Infinity Radio Inc. and the City of Phoenix dated October 20, 2005

v.	Deed between AMFM Operating Inc. (Grantor) and AMFM Houston, Inc. dated January 14, 2000

vi.	Special Warranty Deed dated 6/27/23 between Audacy Arizona, LLC (Grantor) and Audacy Atlas, LLC (Grantee).

B-2

EXHIBIT C

VIOLATIONS

None. All known violation as of the execution date of this Agreement have been cured or resolved.

C-1

EXHIBIT D

FORM OF LEASE AGREEMENT

(See attached)

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made this __ day of ______ 2023, by and between __________________, a Delaware limited liability company (the “Landlord”) and Audacy Arizona, LLC, a Delaware limited liability company (the “Tenant”). Landlord and Tenant, covenant and agree as follows:

1. GRANT AND TERM

1.1 Grant. Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of the Tenant to be performed, hereby leases to Tenant, and Tenant hereby lets from Landlord, sole and exclusive use, access and occupancy of the premises consisting of approximately 46,124 square feet of real property located in Phoenix, Arizona, commonly known as 840 N. Central Avenue, Phoenix, Arizona (Tax Parcel Numbers 111 40 064, 111 40 066, 111 40 068, 111 40 069B, 111 40 067C, 111 40 065B, 111 40 0072C, and 111 40 070) and depicted and described on Exhibit A attached hereto but excluding the Parking Area which shall be governed by the rights set forth in Section 17.16 below (together, the “Land”) and all the improvements located on the Land (including an approximately 23,120 square foot building) (the “Improvements,” and the Land are collectively referred to herein as the “Leased Premises”).

1.2 Term. The term of this Lease shall commence on [INSERT CLOSING DATE] (the “Commencement Date”) and shall end on the last day of the month in which the second anniversary of the Commencement Date occurs (the “Expiration Date”), unless sooner terminated as herein set forth. Tenant shall have the option to terminate this Lease at any time upon sixty (60) days’ prior written notice to Landlord.; provided that the effective date of such termination shall be no sooner than the first anniversary of the Commencement Date.

2. PURPOSE

2.1 Purpose. The Leased Premises shall be used and occupied for any lawful purpose, including without limitation, broadcasting activities and broadcasting studios.

2.2 Uses Prohibited. Tenant will not permit the Leased Premises to be used in any manner which would render the insurance thereon void. Tenant shall not use or occupy the Leased Premises, or permit the Leased Premises to be used or occupied, contrary to any statute, rule, order, ordinance, requirement or regulation applicable thereto (collectively, “Applicable Law”) or which would constitute a public or private nuisance or waste; provided, however, that in the event of any violation of the foregoing by or through Tenant that is not materially adverse to the Landlord, Tenant shall have the right to work directly with the local municipality to cure such violation within a reasonable amount of time and so long as Tenant is doing so with diligence, such violation shall not be deemed a violation of its obligations hereunder.

3. RENT

3.1 Rent. Beginning with the Commencement Date, Tenant shall pay to, or upon the order of Landlord until otherwise notified in writing by Landlord, as rent for the Leased Premises, at such place or places as Landlord may designate in writing from time to time, and in default of such designation then at the office of the Landlord as follows (collectively, “Rent”):

3.1.1 Triple Net Lease – Expenses. Tenant will manage, contract for and directly pay for any and all expenses for maintaining, (including, without limitation, janitorial services), repairing, replacing, operating, and insuring the Leased Premises and for all assessments, costs, fees, personal and real property taxes, charges and expenses incurred for the Leased Premises. The foregoing obligation shall include, without limitation, janitorial, general repairs (including HVAC and building systems), landscaping, refuse removal, parking lot sweeping and maintenance, pest control, utilities and security. Notwithstanding the foregoing, Tenant shall not be required to make any capital additions (as distinguished from replacements of existing components) to the Leased Premises unless (A) required by Applicable Law to do so prior to the Expiration Date or (B) elected by Tenant, in its sole discretion and at Tenant’s sole cost. In no event shall Landlord be entitled to make any change to the Leased Premises or create any circumstance whereby Tenant is obligated to incur any expense that it would not be otherwise required to incur as the Leased Premises was operated on the date before the Commencement Date. Except as expressly provided herein, Landlord will not be entitled to tender any bills or incur any expenses with respect to the Leased Premises for reimbursement by Tenant other than property taxes or assessments. Tenant will not be responsible for any portion of property taxes or assessments for which Landlord has not presented Tenant with a statement within one (1) year after the end of the fiscal tax year or calendar year to which such property taxes, or assessments relate.

3.1.2 Base Rent. In addition to the payment obligations set forth in Section 3.1.1 above (“Additional Rent”), commencing on the one year anniversary of the Commencement Date, Tenant shall also pay to Landlord a base rent equal to $13,487.00 per month (“Base Rent”). All payments of Base Rent shall be made without deduction, set off, discount or abatement in lawful money of the United States. In the event that any installment of Base Rent is not paid when due and such failure to pay continues for ten (10) days after written notice from Landlord, such unpaid amount shall bear interest at the rate of ten percent (10%) per annum from the expiration of the ten (10) day cure period until the same shall be paid. Landlord may require all amounts due hereunder to be paid by ACH or other electronic method.

3.1.3 Rent Tax. Tenant shall pay to Landlord, in addition to, and simultaneously with, any other amounts payable to Landlord under this Lease, a sum equal to the aggregate of any municipal, county, state, or federal excise, sales, use, or transaction privilege taxes now or hereafter legally levied or imposed against, or on account of, any amounts payable under this Lease by Tenant or the receipt thereof by Landlord (collectively, “Rent Tax”). Nothing contained in this Lease shall require Tenant to pay any franchise, corporate, estate, inheritance, succession, or transfer tax of Landlord or any tax upon the net income of Landlord.

3.2 Security Deposit. No security deposit is required in connection with this Lease.

4. INSURANCE

4.1 Tenant’s Insurance. Tenant shall procure and maintain policies of insurance, at its own cost and expense, insuring the Leased Premises as follows:

4.1.1 Commercial general liability with respect to the Leased Premises, the limits of which commercial general liability insurance and property damage shall be at least One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) aggregate;

4.1.2 Workmen’s compensation insurance as required by Applicable Law with a waiver of subrogation in favor of Landlord, if available; and

4.1.3 All-risk property insurance for damage or other loss caused by fire or other casualty or cause and property insurance for the market value of the Improvements situated upon the Leased Premises.

The foregoing commercial general liability and property insurance policies shall name Landlord and its mortgagee and its affiliates as additional insureds. The policy shall contain a clause that the insured will not cancel or change the insurance without first giving Landlord thirty (30) days’ prior written notice. Tenant shall provide Landlord with certificates of insurance reasonably acceptable to Landlord issued by each of the insurance companies issuing any of the policies required pursuant to the provisions above.

4.2 Landlord’s Insurance. Throughout the Term of this Lease, at Landlord’s sole cost and expense, Landlord shall maintain a commercial general liability policy with limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) general aggregate and commercial excess (umbrella) liability policy with a limit of Five Million Dollars ($5,000,000), and workers compensation and automobile liability policies for not less than the coverage amounts set forth in Section 4.1.2 above. Commercial General Liability will include Tenant and its affiliates as additional insured and contain a clause that the insured will not cancel or change the insurance without first giving Tenant thirty (30) days’ prior written notice. Landlord shall provide Tenant with certificates of insurance reasonably acceptable to Tenant issued by each of the insurance companies issuing any of the policies required pursuant to the provisions above.

4.3 Waiver of Subrogation. Tenant waives all rights of recovery against Landlord for or arising out of damage to or destruction of any property of Tenant to the extent that Tenant’s insurance policies then in force or the policies required by this Lease, whichever is broader, insure against such damage or destruction. Landlord waives all rights of recovery against Tenant for or arising out of damage to or destruction of any property of Landlord, its affiliates or its invitees located on the Leased Premises (including, without limitation, the Parking Area) to the extent that Landlord’s insurance policies then in force or the policies required by this Lease, whichever is broader, insure against such damage or destruction.

5. DAMAGE OR DESTRUCTION

5.1 Option to Repair, Restore or Rebuild. In the event that the Leased Premises are damaged by fire, explosion or other casualty, Tenant may elect to (i) terminate this Lease upon written notice to Landlord at which time the property insurance proceeds shall be assigned to Landlord (excluding only those proceeds directly attributed to any of Tenant’s personal property or relocation, if any), or (ii) repair, restore or rebuild any portion of the Leased Premises with the insurance proceeds. Rent shall not be reduced or abated during the period of such repair, restoration or rebuilding even if the Leased Premises are not tenantable.

6. CONDEMNATION

6.1 Taking of Whole. If the whole of the Lease Premises, or so much thereof, including however a portion of the Improvements, shall be taken or condemned for a public or quasi-public use or purpose by any competent authority and as a result thereof the balance of the Lease Premises cannot, in Tenant’s sole judgment, be used for the same purpose as expressed in Article 3, then and in either of such events, upon Tenant’s election and written notice to Landlord, the Lease term shall terminate when possession of the Leased Premises shall be so taken and surrendered, and any award, compensation or damages (hereinafter sometimes called the “award”), shall be paid to and be the sole property of Landlord; provided, however, any compensation specifically awarded Tenant for loss of business, Tenant’s personal property, moving cost or loss of goodwill, shall be and remain the property of Tenant.

6.2 Partial Taking. If only a part of the Leased Premises shall be so taken or condemned, Tenant may elect to (i) terminate this Lease upon written notice to Landlord, or (ii) repair, restore or rebuild any portion of the Leased Premises. In the event that Tenant elects to repair, restore or rebuild any part of the Leased Premises, the award shall be paid to Tenant and any portion of the award which has not been expended by Tenant for such repairing or restoration shall be paid to Landlord.

7 MAINTENANCE AND ALTERATIONS

7.1 Maintenance. Except with respect to the Parking Area, Tenant shall keep and maintain the interior and exterior of the Leased Premises in compliance with Applicable Law as Tenant sees fit to facilitate its use of the Leased Premises and in reasonably clean condition. Landlord shall keep and maintain the Parking Area in compliance with Applicable Law and in reasonably clean condition.

7.2 Alterations. Tenant shall not create make any alterations or additions to the Leased Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

8 ASSIGNMENT AND SUBLETTING

8.1 Consent. Except as otherwise expressly permitted pursuant to Sections 8.2 and 8.3 below, Tenant shall not, without Landlord’s prior written consent, assign or sublet the Leased Premises or any part thereof or permit the use or occupancy of the Leased Premises or any part thereof by anyone other than Tenant. Landlord agrees that it will not unreasonably withhold, condition or delay its consent to any assignment or sublease. No permitted assignment or subletting shall relieve Tenant of Tenant’s covenants and agreements hereunder and Tenant shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment or subletting had been made.

8.2 Permitted Assignments. Notwithstanding the foregoing, upon written notice to Landlord (and without obtaining any consent), Tenant shall have the right to:

8.2.1 assign this Lease or sublet the Leased Premises to an Affiliate of Tenant. “Affiliate of Tenant” means an entity that directly or indirectly through one or more intermediaries’ controls, or is controlled by, or is under the common control with, the Tenant or its parent companies;

8.2.2 assignment of Tenant’s rights and obligations under this Lease, in whole or in part, to (i) any person agreeing to provide a majority of the programming for any of Tenant’s radio stations operated from the Leased Premises or (ii) any assignee or person under common control with the any assignee of the Federal Communications Commission radio broadcast license for any of Tenant’s radio stations operated from the Leased Premises; and

8.2.3 assign this Lease to any corporation resulting from a merger or consolidation of the Tenant or an Affiliate of Tenant so long as such successor shall execute an instrument in writing fully assuming all of the obligations and liabilities imposed upon Tenant hereunder and deliver the same to Landlord.

No assignment shall result of a release of the named Tenant hereunder following any assignment of Lease.

8.3 Landlord Assignment. Landlord acknowledges and agrees that it owns fee simple title to the Leased Premises on the Commencement Date and throughout the Term. In the event that Landlord transfers or sells the Leased Premises to any other entity or person, Landlord acknowledges and agrees that this Lease will be assigned to such purchaser and Landlord shall cause such purchaser to execute an instrument in writing fully assuming all of the obligations and liabilities imposed upon Landlord hereunder and deliver the same to Tenant promptly following any such transfer or sale. No assignment shall relieve Landlord of Landlord’s covenants and agreements hereunder and Landlord shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment had been made.

9 LIENS AND ENCUMBRANCES

9.1 Encumbering Title. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Leased Premises, nor shall the interest or estate of Landlord in the Leased Premises be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant. Any claim to, or lien upon, the Leased Premises arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Leased Premises.

9.2 Liens and Right to Contest. Tenant shall not permit the Leased Premises to become subject to any mechanics’, laborers’ or materialmen’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Leased Premises by, or at the direction or sufferance of, Tenant; provided, however, that Tenant shall have the right to contest in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Tenant shall give to Landlord such security as may be deemed satisfactory to Landlord to insure payment thereof and to prevent any sale, foreclosure, or forfeiture of the Leased Premises by reason of non-payment thereof; provided further, however, that on final determination of the lien or claim for lien, Tenant shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied. If Tenant fails to have any such lien released or judgement satisfied within 10 days written notice of such failure from Landlord, then Landlord may pay any such lien and Tenant shall reimburse Landlord for Landlord’s cost associated with the same with interest at 10% per annum from the date expended by Landlord until paid by Tenant.

10 UTILITIES

10.1 Utilities. The cost of all services, including but not limited to gas, water, sewer and electricity shall be contracted and paid for by Tenant.

11 INDEMNITY AND WAIVER

11.1 Indemnity.

11.1.1 Tenant’s Indemnity. To the extent permitted by Applicable Law and except to the extent arising out of the gross negligence or willful misconduct of the Landlord, Tenant will protect, indemnify and save harmless Landlord, Landlord’s affiliated companies and their respective agents, members, managers, officers, employees and agents (each a “Landlord Party”, and collectively, “Landlord Parties”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) imposed upon or incurred by or asserted against any Landlord Party by reason of (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Premises or resulting from any act or omission of Tenant or anyone claiming by, through or under Tenant; (b) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; or (c) performance of any labor or services or the furnishing of any materials or other property on behalf of Tenant in respect of the Leased Premises or any part thereof. If any action, suit or proceeding is brought against any Landlord Party by reason of any such occurrence, Tenant will, at Tenant’s expense, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel reasonably approved by Landlord.

11.1.2 Landlord’s Indemnity. To the extent permitted by Applicable Law and except to the extent arising out of the gross negligence or willful misconduct of the Tenant, Landlord will protect, indemnify and save harmless Tenant and Affiliates of Tenant and their respective agents, members, managers, officers, employees and agents (each a “Tenant Party”, and collectively, “Tenant Parties”) from and against all Losses imposed upon or incurred by or asserted against any Tenant Party by reason of (a) any accident, injury to or death of persons or loss of or damage to property resulting from any act or omission of Landlord or anyone claiming by, through or under Landlord; (b) any failure on the part of Landlord to perform or comply with any of the terms of this Lease; (c) performance of any labor or services or the furnishing of any materials or other property on behalf of Landlord in respect of the Leased Premises or any part thereof, or (d) any accident, injury to or death of persons or loss of or damage to property resulting from use of the Parking Area or presence in the Parking Area by any person or entity other than Tenant or its employees. If any action, suit or proceeding is brought against any Tenant Party by reason of any such occurrence, Landlord will, at Landlord’s expense, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended by counsel reasonably approved by Tenant.

11.2 Waiver of Certain Claims. Except with respect to claims arising from or as a result of Landlord’s (and its invitees’) use and operation of the Parking Area, Tenant waives all claims it may have against any Landlord Party for damage or injury to person or property sustained by Tenant or any persons claiming through Tenant or by any occupant of the Leased Premises, or by any other person, resulting from any part of the Leased Premises or any of its improvements, equipment or appurtenances becoming out or repair, or resulting from any accident on or about the Leased Premises or resulting directly or indirectly from any act or neglect of any tenant or occupant of any part of the Leased Premises or of any other person, excluding Landlord and Landlord Parties. This Section 11.2 shall include, but not by way of limitation, damage cause by water, snow, frost, steam, excessive heat or cold sewage, gas, odors, or noise, or caused by bursting or leaking of pipes or plumbing fixtures, and shall apply equally whether any such damage results from the act or neglect of Tenant or of any other person, excluding Landlord, and whether such damage be caused by or result from anything or circumstance above mentioned or referred to, or to any other thing or circumstance whether of a like nature or of a wholly different nature. All personal property belonging to Tenant or any occupant of the Leased Premises that is in or on any part of the Leased Premises shall be there at the risk of Tenant or of such other person only, and Landlord shall not be liable for any damage thereto or for the theft or misappropriation thereof.

12 INSPECTION & TESTING; ZONING CHANGES

12.1 Zoning/Permit Changes. Landlord acknowledges and agrees that in the event that it becomes aware of any proposed change or addition to any Applicable Law that would reasonably be expected to adversely affect the Tenant’s ability to operate from the Leased Premises in accordance with this Lease prior to the Expiration Date, it shall promptly notify Tenant in writing thereof. In no event will Landlord suggest, support or apply for any such change or addition in Applicable Law or the zoning or other authorizations for the Leased Premises that would reasonably be expected to negatively affect the Leased Property or Tenant’s existing use of the prior to the Expiration Date.

12.2 Inspection. Landlord, or Landlord’s agent, may only enter the Leased Premises when accompanied by Tenant’s representative for the limited purpose of viewing same, and also for the purpose of showing the Leased Premises to persons wishing to purchase or develop the same or to perform non-invasive testing or planning activities. No invasive activities or inspections shall be permitted except as set forth in Section 12.3. Such entry by Landlord shall be at reasonable times during normal business hours agreed upon by Landlord and Tenant, as long as such access will not result in any disruption of Tenant’s radio broadcasting business and can be done safely and without potential damage to the radio station equipment or property. Purchaser and its agents shall provide not less than two business days’ prior notice to Seller which notice may be given by email or telephone to each of Dave Pugh (david.pugh@audacy.com cell 415-971-3001) and Frank Magarelli (frank.magarelli@audacy.com cell 480-797-1033). After making such tests and inspections, Landlord shall (1) promptly pay when due the costs of such work; (2) not permit any liens to attach to the Leased Premises; (3) restore the improvements and the surface of the Leased Premises to the condition in which the same were found immediately prior to any such work, and any restoration plans must be approved by Tenant in writing; and (4) prior to entering the Leased Premises to conduct the inspections and tests described herein, Landlord and its contractors shall deliver to Tenant evidence of commercial general liability insurance, with Tenant (and, if applicable Landlord) as an additional insured in connection with such activities, which insurance policies must have limits for bodily injury and death of not less than One Million Dollars ($1,000,000) for any one occurrence and not less than Two Million Dollars ($2,000,000) for all occurrences. Landlord and all contractors that enter the Leased Premises on Landlord’s behalf shall also provide evidence of workers compensation insurance in accordance with state law. Notwithstanding the foregoing, to the extent of any Physical Testing at the Leased Premises, Landlord and its contractors shall also carry an umbrella policy of $5,000,000 and Seller and its affiliated companies and representatives shall be named additional insureds on such umbrella policy.

12.3 Invasive Activities. Neither Landlord or its agents or representatives shall conduct any invasive physical testing, drilling, boring, sampling or removal of, on or through the surface of the Leased Premises (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”) without providing Tenant with a specific plan for such testing at least two (2) business days’ prior to conducting such invasive testing for Tenant’s prior written (including by email) approval of such work. By way of example, but in no way in limitation, in connection with any Physical Testing, Tenant may require that: (i) any staking of the Leased Premises lines shall be no deeper than 2 inches; (ii) Landlord shall provide Tenant the exact location of where such samples would be taken; (iii) any boring holes must be backfilled with a bentonite-based grout and topped with the drill cuttings from the native soil and finished seamlessly with the same ground level finish as is currently in place (i.e. asphalt, concrete, etc..); (iv) prior to any soil borings, Landlord must approve the exact locations of such borings provided that Tenant shall be responsible to repair of any damage caused by the Physical Testing, even if Tenant approves the location of the Physical Testing; (v) Tenant shall have no obligation to approve of any Physical Testing that results in an loud noise of vibration that could potentially disrupt Tenant’s broadcast from the Leased Premises; and (v) Tenant shall have no obligation to approve of any Physical Testing that occurs inside of the Improvements.

13 QUIET ENJOYMENT

13.1 Quiet Enjoyment. So long as Tenant is not in default under the covenants and agreements of this Lease beyond any applicable notice and cure periods, Tenant’s quiet and peaceable enjoyment of the Leased Premises shall not be disturbed or interfered with by Landlord or by any person claiming by, through or under Landlord.

14 SUBORDINATION OR SUPERIORITY

14.1 Subordination. Landlord shall have the right to subordinate this Lease to any deed of trust or mortgage encumbering the Leased Premises, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any lender or purchaser which is acquiring a security interest in the Leased Premises or this Lease. Tenant shall execute such further documents and assurances as such lender or purchaser may require, provided that Tenant’s obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. Tenant’s right to quiet possession of the Leased Premises during the Term shall not be disturbed if Tenant pays the rent and performs all of Tenant’s obligations under this Lease and is not otherwise in default. If any beneficiary or mortgagee elects to have this Lease prior to the lien of its deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said deed of trust or mortgage or the date of recording thereof.

14.2 Attornment. If Landlord’s interest in the Leased Premises is acquired by any beneficiary under a deed of trust, mortgagee or purchaser, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Leased Premises and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Leased Premises upon the transfer of Landlord’s interest.

14.3. SNDA. Tenant shall sign and deliver a Subordination Non-Disturbance and Attornment Agreement (“SNDA”) requested by Landlord so long as the form is reasonably agreed upon by Tenant and such agreement does not alter the terms and conditions of this Lease. Tenant shall return a signed copy of such SNDA or a signed copy with reasonable alterations to such SNDA within ten (10) business days Tenant’s receipt of such SNDA from Landlord.

15 SURRENDER

15.1 Surrender. Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Leased Premises, Tenant will surrender and deliver up the Leased Premises, together with all improvements thereon, in “as-is, where-is” condition. Landlord agrees that it will accept the Leased Premises as then existing, without any obligation on the part of Tenant to rebuild, repair or demolish any portion of the Leased Premises. All additions, hardware, non-trade fixtures and all improvements, temporary or permanent, in or upon the Leased Premises placed there by Tenant shall become Landlord’s property and shall remain upon the Leased Premises upon such termination of this Lease by lapse of time or otherwise, without compensation or allowance or credit to Tenant, unless Tenant elects to remove such items pursuant to Section 15.2.

15.2 Removal of Tenant’s Property. Upon the termination of this Lease whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Leased Premises, Tenant shall have no obligation to remove any towers, trade fixtures, personal property, equipment or materials nor have any obligation whatsoever to restore or repair the Leased Premises and the Leased Premises shall be surrendered in “ as is” condition, except that, at Tenant’s sole cost and expense, Tenant shall (a) remove all of Tenant’s moveable personal property, (b) the Improvements will be returned in broom clean condition, (c) Tenant may elect to remove any of its equipment or fixtures (including, without limitation, generator system), (d) remove all of it broadcast antennas from the roof (and repair/patch any damaged caused by such removal in coordination with Landlord’s roofing contractor), and (e) all conduits and cabling/data lines shall remain in place but, if necessary for safety purposes in connection with any equipment removal by Tenant, all electric wiring and other wiring removed or abandoned by Tenant in the shall be professionally capped and made safe by Tenant.

15.3 Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of the Term or Tenant’s right to possession of the Leased Premises, such holdover shall be deemed to create a month to month tenancy and Tenant shall pay rent during such holding over at 125% of the rate in effect immediately preceding such holdover computed on a monthly basis for each month or partial month that Tenant remains in possession of the Premises (the “Holdover Rent”). Such holding over by Tenant, and Landlord’s collection of any rent therefor, shall not serve as permission for Tenant’s continued occupancy of the Premises nor serve to extend the Term. The provisions of this Section 15.3 shall not be deemed to be a waiver of Landlord’s right of re-entry or right to regain possession by actions at law or in equity or any other rights under this Lease, and any receipt of payment of Holdover rent by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession.

16 DEFAULT AND REMEDIES

16.1 Tenant Defaults. The failure by Tenant to perform or honor any covenant, condition or representation made under this Lease shall constitute a default hereunder by Tenant upon the expiration of the applicable grace period hereinafter provided. Tenant shall have a period of ten (10) days from the date of written notice from Landlord within which to cure any default in the payment of Rent; provided that Landlord shall only deliver two (2) notices of non-payment of Rent in any calendar year and with respect to third and subsequent Rent payment failures, Tenant shall be in default hereunder on the tenth (10th) day following the due date. Tenant shall have a period of thirty (30) days after the date of written notice from Landlord within which to cure any other default under this Lease; provided, however, that if the nature of Tenant’s obligations are such that more than thirty (30) days are required for performance, then Tenant shall not be in default if Tenant commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Upon Tenant’s failure to cure a default hereunder after the applicable cure period, if any, Landlord may terminate this Lease. Upon termination of this Lease, Landlord may re-enter the Leased Premises with process of law using such force as may be necessary, and remove all persons, fixtures and chattels therefrom, and Landlord shall not be liable for any damages resulting therefrom. Such re-entry and repossession shall not work a forfeiture of the rents or other charges to be paid and covenants to be performed by Tenant. No remedy herein or otherwise conferred upon or reserved to Landlord shall be considered to exclude or suspend any other remedy but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Landlord may be exercised from time to time and so often as occasion may arise or as may be deemed expedient.

16.2 No Waiver. No delay or omission or Landlord to exercise any right or power arising from any default shall impair any such right or power or be construed to be a waiver of any such default or any acquiescence therein. No waiver of any breach of any of the covenants of this Lease shall be construed, taken or held to be a waiver of any other breach or waiver, acquiescence in or consent to any further or succeeding breach of the same covenant.

16.3 Right Of Landlord To Perform. All terms, covenants and conditions of this Lease to be performed or observed by Tenant shall be performed or observed by Tenant at Tenant’s sole cost and expense and without any reduction of rent. If Tenant shall fail to perform any other term or covenant hereunder on its part to be performed beyond any applicable cure period, and such failure shall continue for five (5) business days after written notice thereof by Landlord of its intention to exercise the rights under this Section 16.3, Landlord, without waiving or releasing Tenant from any obligation of Tenant hereunder, may, but shall not be obliged to, make any such payment or perform any such other term or covenant on Tenant’s part to be performed. All sums so paid by Landlord and all necessary costs of such performance by Landlord together with interest thereon at the rate of ten percent (10%) per annum from the date of such payment or performance by Landlord, and shall be paid (and Tenant covenants to make such payment) to Landlord on demand by Landlord upon delivery of an invoice of its out of pocket expenses accompanies by verifiable receipts, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of nonpayment by Tenant as in the case of failure by Tenant in the payment of rent hereunder.

17 MISCELLANEOUS

17.1 Estoppel Certificates. Tenant shall at any time and from time to time upon not less than ten (10) days prior written request from Landlord execute, acknowledge and deliver to Landlord, in form reasonably satisfactory to Tenant and Landlord, a written statement certifying that Tenant, except as otherwise set forth in such Estoppel Certificate by Tenant, has accepted the Leased Premises, that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that the Landlord is not in default hereunder, the date to which the rental and other charges have been paid in advance, if any, or such other accurate certification as may reasonably be required by Landlord or Landlord’s mortgagee. It is intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser of the Leased Premises, mortgagee of the Leased Premises and their respective successors and assigns.

17.2 Amendments Must Be in Writing. None of the covenants, terms or conditions of this Lease, to be kept and performed by either party, shall in any manner be altered, waived, modified, changed or abandoned except by a written instrument, duly signed, acknowledged and delivered by the other party; and no act or acts, omission or omissions or series of acts or omissions, or waiver, acquiescence or forgiveness by Landlord or Tenant as to any default in or failure of performance, either in whole or in part, by the other party, of any of the covenants, terms and conditions to this Lease, shall be deemed or construed to be a waiver of the right at all times thereafter to insist upon the prompt, full and complete performance of each and all the covenants, terms and conditions hereon thereafter to be performed in the same manner and to the same extent as the same as herein covenanted to be performed by such party.

17.3 Notices. Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefor, by overnight courier or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof in writing) (the date of such notice shall be the date of actual delivery to the recipient thereof):

To Tenant:	Audacy Arizona, LLC
2400 Market Street, 4th Floor
Philadelphia, Pennsylvania 19103
Attention: Real Estate – Phoenix

With a copy to:	Linsey N. Cohen
Gould & Ratner
222 North LaSalle Suite 300
Chicago, Illinois 60601

To Landlord:	________________________
214 East Roosevelt Street
Phoenix, Arizona 85004
Attention: Jordan Taylor

With a copy to:	Law Office of Kristin Henry, PC
111 East Dunlap Avenue, Suite 1-229
Phoenix, Arizona 85020
Attention: Kristin Henry

Notice from a party’s attorney shall be deemed notice from such party and notice to a party’s attorney shall be deemed notice to such party.

17.4 Time of Essence. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

17.5 Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

17.6 Captions. The captions to this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

17.7 Severability. If any term or provision or this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

17.8 Law Applicable. This Lease shall be construed and enforced in accordance with the laws of the state of Arizona, without regard to its conflicts of laws provisions.

17.9 Covenants Binding on Successors. All of the covenants, agreements, conditions and undertakings contained in the Lease shall extend, inure to and be binding upon the heirs, executors, administrators, successors and assigns or the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the heirs, executors, administrators, successors and assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority, other than the parties hereto, their heirs, executors, administrators, successors and assigns, any right, claim or privilege by virtue of any covenant, agreement, condition or undertaking in this Lease contained.

17.10 Landlord Means Owner. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to include only the owner or owners at the time in question of the fee of the Leased Premises.

17.11 Disturbance of Broadcasting. Landlord acknowledges and confirms its understanding that the Leased Premises is used for broadcasting and that Landlord is not permitted to create any sounds, interruptions or vibrations or take any actions which Tenant believes (in its sole discretion) will or could interfere with its broadcasting activities from the Leased Premises.

17.12 Recordation of Lease. No memorandum of lease shall be recorded with respect to the Leased Premises.

17.13 Counterpart Copies; Electronic Signature & Exchange. This Lease may be executed in two or more counterpart copies (including electronically mailed PDFs), all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Lease. The parties hereto consent and agree that this Lease may be signed and/or transmitted by e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

17.14 Entire Agreement. This Lease and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the subject matter hereof and are intended to be an integration of all prior negotiations and understandings. Landlord, Tenant and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Lease shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Lease which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Lease which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

17.15 Publication. Notwithstanding anything herein to the contrary, Landlord may during the Lease Term publicize or publish matters related to Landlord’s demolition, development or potential development of the Leased Premises for any concept whatsoever.

17.16 Parking. Landlord shall have exclusive use and possession of the parking area shown in red on Exhibit B attached hereto during the Term hereof (“Parking Area”) subject to the following:

(a)	At no cost to Tenant, exclusive use by Tenant of (i) thirty-two (32) parking spaces during regular business hours (Monday through Friday from 8am through 6:30pm) at the locations circled in red on Exhibit B attached hereto and (ii) three (3) parking spaces 24 hours per day/7 days per week at the locations “starred” in red on Exhibit B attached hereto (together, the “Exclusive Tenant Spaces”);

(b)	Landlord shall install, at its sole expense, “reserved” signage with respect to all of the Exclusive Tenant Spaces and shall provide Tenant with no less than 45 parking passes, if applicable, so long as Tenant does not use more than 32 parking spaces at any one time during business hours;

(c)	Tenant shall provide all of its permitted users of the Exclusive Tenant Spaces with parking stickers and/or placards that will be used to confirm that such vehicle is an authorized Tenant parker in the Exclusive Tenant Spaces;

(d)	Landlord shall be responsible for arranging for a towing company to remove unauthorized vehicles from the Parking Area and shall provide Tenant with a 24/7 contact at such authorized towing company who will remove, at no cost or expense to Tenant, any unauthorized vehicle from the Exclusive Tenant Space son request by Tenant;

(e)	Tenant shall have no further right to use any other portions of the Parking Area (other than the Exclusive Tenant Spaces) nor the right to sublease any use of the Exclusive Tenant Space except to a permitted assignee of the Leased Premises pursuant to Section 8;

(f)	Notwithstanding anything to the contrary in this Lease, in no event shall Tenant (nor Tenant’s insurer) be liable to Landlord or any other third party for any damage or injury that occurs within or as a result of Landlord’s and its invitees’ use of the Parking Area;

(g)	On the first day of each month during the Term, Landlord shall pay Tenant $5,000.00 per calendar month (pro-rated for partial months) to Tenant. In the event that Landlord fails to deliver such payment to Tenant by the 15th of that month, Tenant shall have the right (but not the obligation) to deduct such unpaid amount from the following calendar month’s Rent;

(h)	Landlord may install signage, fencing and other improvements in the Parking Area (other than the Exclusive Tenant Spaces) and operate such area as an hourly, paid parking lot with Landlord to retain all rents and profits from such use; provided, however, that Landlord will not do any work in the Parking Area without the prior written approval of any plan by Tenant (which can be denied if it is reasonably expected to interfere in any way with Tenant’s operations from the Building, risk of damage to any of Tenant’s equipment or wiring/cables, or adversely affect Tenant’s right of access to its equipment or any fixtures in the Parking Area (including wires/conduits) or the Building. Landlord will coordinate the scheduling of all approved work with Tenant in order to minimize disruption to Tenant’s access to and operation of its business from the Leased Premises and Parking Area;

(i)	No use by the Landlord of the Parking Area may interfere in any way to use, maintain, repair and access any equipment or fixtures located in the Parking Area and used by Tenant, including, without limitation, the generator, HVAC units, tower and all of the above-ground and underground cabling and power lines associated with any such equipment;

(j)	Tenant has the right (but not the obligation) to maintain its own security system in the Parking Area and/or exterior of the Building;

(k)	In addition to any other remedy set forth in this Lease or available to Tenant in law or equity, in the event that Landlord breaches any of its obligation pursuant to this Section 17.16 and Landlord failures to sure such breach within thirty (30) days after the date of written notice from Tenant (provided, however, that (X) if the nature of Landlord’s obligations are such that more than thirty (30) days are reasonably required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion or (Y) in the event of an emergency situation that materially impacts Tenant’s access to or use of the Leased Premises, such shorter cure period as is reasonable under the circumstances and set forth in the notice letter from Tenant), then Tenant shall have the right upon written notice to Landlord to terminate all of Landlord’s rights to utilize the Parking Area pursuant to this Section 17.16; and

(l)	For the avoidance of doubt, the area indicated with a larger red “X” on the attached Exhibit B (“Back Lot”) shall not be included in the definition of the Parking Area and such Back Lot shall be and remain part of the Leased Premises and used exclusively by Tenant, including, without limitation, for parking of Tenant and contractor vehicles and loading area. In all events, Landlord shall ensure that Tenant’s ability to access (or to grant access to any of its contractors) to the Back Lot shall be unimpeded.

[Signatures page(s) follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD:

an _______________ limited liability company

By:
Its:

TENANT:

AUDACY ARIZONA, LLC, a Delaware limited liability company

By:
Its:

EXHIBIT “A”

Legal Description

Land parcels are outlined below in red bubble outline, subject to the exception described in the legal description on the preceding pages.

EXHIBIT “B”

Parking Area

●	The “Parking Area” is highlighted in green

●	The areas circled in red are the Exclusive Tenant Spaces during business hours.

●	The spaces with red stars are the Exclusive Tenant Spaces 24 hours per day/7 days per week.

●	The large red X is the Back Lot, which is not part of the Parking Area and remains for Tenant’s exclusive use 24/7.

N 1st Ave
1st Ave
1st Ave
N Central Ave
N Central Ave
KMLE KOOL KALV
Live 1015
833
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EXHIBIT E

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION (the “Bill of Sale”) is made as of the _____ day of ___________ 2023 by Audacy Atlas, LLC (“Seller”), and ________________________________________, a[n] ____________________ (“Purchaser”).

Concurrently with the execution and delivery hereof, pursuant to a certain Agreement of Purchase and Sale dated ________, 2023 (the “Agreement”) between Seller and Purchaser, Seller is conveying to Purchaser Seller’s right, title and interest in and to the real property described on Exhibit A attached hereto and made a part hereof (the “Land”) and in and to the building, parking areas and other structures and improvements located on the Land except as excluded pursuant to Section 4 below (collectively, the “Improvements”) located at 840 N. Central Avenue, Phoenix, Arizona. The Land and the Improvements are hereinafter sometimes collectively referred to as the “Property.” Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

It is the desire of Seller to hereby sell, assign, transfer, convey, set-over and deliver to Purchaser all of Seller’s right, title and interest in and to the Assigned Property (as hereinafter defined).

1. Assignment. Seller does hereby sell, assign, transfer, set-over and deliver unto Purchaser, its successors and assigns, subject to the limitations set forth in Section 8.2 of the Agreement, all right, title and interest of Seller in and to, except as set forth in Section 4 below, all guarantees, licenses, approvals, certificates, permits and warranties relating to the Real Property, to the extent assignable (collectively, the “Assigned Property”). It is hereby acknowledged by the parties that Seller shall not convey to Purchaser any Excluded Assets, as defined in the Agreement.

2. Assumption. Purchaser accepts the foregoing assignment and assumes and agrees to be bound by and to perform and observe all of the obligations, covenants, terms and conditions to be performed or observed under the Assigned Property arising on or after the date hereof. Purchaser further agrees to indemnify Seller and hold Seller harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Losses”) asserted against or incurred by Seller by reason of or arising out of any failure by Purchaser to perform or observe the obligations, covenants, terms and conditions assumed by Purchaser hereunder arising in connection with the Assigned Property and related to the period on or after the date hereof. Seller hereby agrees to indemnify Purchaser and hold Purchaser harmless from and against any and all Losses asserted against or incurred by Purchaser by reason or arising out of any failure by Seller to perform or observe the obligations, covenants, terms and conditions assigned by Seller hereunder arising in connection with the Assigned Property and related to the period prior to the date hereof.

3. Limitation of Liability. The obligations of Seller are intended to be binding only on Seller and Seller’s interest in the Property and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller’s employees or agents and any liability of Seller hereunder shall be expressly limited as set forth in Sections 7.3 and 8.2 of the Agreement. The obligations of Purchaser are intended to be binding only on Purchaser and Purchaser’s assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Purchaser, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Purchaser, or of any of Purchaser’s employees or agents.

4. Exclusions from Assigned Property. It is hereby acknowledged by the parties that the Assigned Property shall not include (i) Seller’s business licenses, FCC permits for communications and rights connected with the operation of Seller’s broadcasting business from the Property, (ii) claims relating to any real property tax refunds or rebates for periods accruing prior to the date hereof and existing insurance claims, which claims are hereby reserved by Seller and (iii) any other Excluded Assets (as defined in the Agreement).

5. Counterpart Copies; Electronic Signature & Exchange. This Bill of Sale may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Bill of Sale. The parties hereto consent and agree that this Bill of Sale may be signed and/or transmitted by e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

[Remainder of page intentionally left blank; Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be executed as of the date first written above.

SELLER:

AUDACY ATLAS, LLC, a Delaware limited liability company

By:
Its:

PURCHASER: _________________________

By:
Its:

Exhibit A	Asset List

EXHIBIT F

When recorded mail to:

SPECIAL WARRANTY DEED

For the consideration of Ten Dollars, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, AUDACY ATLAS, LLC, a Delaware limited liability company (“Grantor”), does hereby convey to ___________________ LLC, a Delaware limited liability company (“Grantee”), the following real property situated in Maricopa County, Arizona (“Property”), together with all rights and privileges appurtenant thereto and any improvements located thereon:

SEE EXHIBIT “A” ATTACHED HERETO AND INCORPORATED HEREIN BY THIS REFERENCE.

SUBJECT TO all general and special real property taxes and other assessments; reservations in patents; those easements, encumbrances, liens, covenants, conditions, restrictions, obligations, liabilities, and other matters as may appear of record; all matters that would be disclosed by an accurate ALTA/NSPS survey or inspection of the Property, and the applicable zoning and use regulations of any municipality, county, state, or the United States affecting the Property.

AND the Grantor hereby binds itself and its successors to warrant and defend the title as against all acts of the Grantor herein and no other, subject to the matters above set forth.

DATED: ________________2023.

[Balance of the Page Intentionally Left Blank; Signature Page Follows.]

F-1

GRANTOR:

AUDACY ATLAS, LLC, a Delaware limited liability company

THE STATE OF _________	§
§
COUNTY OF _________	§

This instrument was acknowledged before me this _____ day of _______________ 2023, by _________________________________the ____________ of AUDACY ATLAS, LLC, a Delaware limited liability company, on behalf of said company.

NOTARY PUBLIC, STATE OF _______________

Exhibit A: Legal Description

F-2

EXHIBIT G

EXCLUDED ASSETS

The following shall not be included in the sale of the Property hereunder and, from and after the Closing, shall remain the sole property of Tenant pursuant to the terms of the Lease:

(a)	All personal property located on the Land that (a) is owned by Tenant as of the date hereof, and (b) are not fixtures, buildings, building systems, or towers. Such personal property includes, without limitation:

●	rooftop and tower antennas of all kinds,

●	equipment, tools, furniture, supplies and other property which are not fixtures, and

●	broadcast equipment, even if fixtures.

(b)	The items deemed Excluded Assets in Section 1.1.2 of this Agreement.

G-1